Exhibit 16.1

August 7, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.1 (a) of BioSpecifics Technologies Corp. Form 8K dated August 7, 2014 and have following comments:

1.	We agree with the statements made in the first four paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the final four paragraphs.

Yours truly,